As filed with the Securities and Exchange Commission on September 23, 2005

Registration No. 333-128487

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMAGE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11071	84-0685613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
(818) 407-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis Hohn Cho, Esq.
Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
(818) 407-9100

(Address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

John C. Kirkland, Esq.
Bryan S. Gadol, Esq.
Greenberg Traurig, LLP
2450 Colorado Avenue, Suite 400E
Santa Monica, California 90404
(310) 586-7700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.0001 per share	10,000,000	$43,300,000	$5,096.41

(1)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act.  The aggregate offering price is based upon the $4.33 average of the high and low sales price of the common stock of the Registrant as reported on The Nasdaq National Market on September 20, 2005.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed without notice.  We may  not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Subject To Completion, Dated September 23, 2005

PROSPECTUS

10,000,000 Shares

Common Stock

We plan to offer from time to time up to 10,000,000 shares of common stock, par value $0.0001 per share, in one or more offerings (which we refer to in this prospectus as “Shares”). The Shares may be offered in separate transactions or, in the aggregate, in a single transaction. We will provide the material terms of such transactions in supplements to the prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is traded on The Nasdaq National Market under the symbol “DISK.”  On September 20, 2005, the last reported sale price of our common stock as reported on Nasdaq was $4.34 per share.

Investing on our common stock involves risks.  See “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is               , 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
MATERIAL CHANGES
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in our common stock.  You should read this entire prospectus carefully, especially “Risk Factors” and our financial statements and related notes.

Our Business

We are a home entertainment company, primarily engaged in the acquisition, production and wholesale distribution of exclusive content for release on DVD.  We acquire and exploit exclusive distribution rights to a diverse array of general and specialty content for release on DVD, CD and other home entertainment formats, including:

•                  comedy

•                  music concerts

•                  urban

•                  television and theatrical

•                  country

•                  gospel

•                  foreign and silent films

•                  youth culture/lifestyle

We may also acquire the rights to exploit content via broadcast, including pay-per-view, in-flight, radio, satellite, cable and broadcast television, and exploit them as opportunities allow.  Through our wholly-owned subsidiary, Egami Media, Inc., we seek to acquire and exploit the rights to exclusive digital content and are beginning to exploit it through video on demand, streaming video and download channels.

We acquire content mainly by entering into exclusive licensing or distribution arrangements with producers and other content providers.  We typically supplement such content by designing and producing additional content and value-added features, such as compelling:

•                  interactive menus

•                  audio commentaries

•                  packaging

•                  marketing materials

We also produce our own original entertainment content, focused on DVD live performance music concerts, stand-up comedy and urban genre content.  We are also co-producing and acquiring feature horror and other “genre” titles through deals with Dark Horse Entertainment, Inc. and Graymark Productions, Inc.

We ultimately strive to grow a stream of revenues by maintaining and building a library of titles that can be exploited in a variety of formats and distribution channels.  Our active catalogue currently contains approximately 3,000 exclusive DVD titles and 175 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements.  Egami’s current library of exclusive content has digital audio rights to over 100 full albums, containing over 1,700 tracks, Dowload/VOD rights to over 1,200 video titles including multiple episodes and feature releases, and wireless rights to over 700 video titles including multiple episodes and feature releases.

Our Offices

Our principal executive offices are located at 20525 Nordhoff Street, Suite 200, Chatsworth, California 91311, telephone (818) 407-9100.  We maintain a Web site at www.image-entertainment.com.  The content of this site does not constitute a part of this prospectus.

The Offering

Common stock	10,000,000 shares

Common stock issued and outstanding as of September 20, 2005	21,251,916 shares

Use of proceeds	We expect to use the proceeds for repayment of debt, working capital and other general corporate purposes, including the acquisition of additional content.

Nasdaq symbol	DISK

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this process, we may from time to time, in one or more offerings, sell up to 10,000,000 shares of our common stock, par value $0.0001 per share, (which we refer to in this prospectus as “Shares”) in one or more offerings.  This prospectus provides you with a general description of the Shares we may offer.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. Before making an investment decision, you should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.” We may only use this prospectus to sell Shares if it is accompanied by a prospectus supplement. We are only offering these Shares in states where such offer is permitted.

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where such an offer is prohibited. You should not assume that the information contained in this prospectus or any related prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the related prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. We undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

Prior to making a decision about investing in our common stock, you should carefully consider the specific risks contained in the section titled “Risk Factors” below, and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement or appearing in the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should carefully consider the specific risks detailed in this “Risk Factors” section and any applicable prospectus supplement, together with all of the other information contained in this prospectus and any prospectus supplement. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We have a high concentration of sales from relatively few titles.

Our top five fiscal 2005 new release exclusive titles (DVD Larry the Cable Guy: Git R Done, DVD Ron White: They Call Me Tater Salad, CD The Source Presents Hip Hop Hits 9, DVD Bill Engvall: Here’s Your Sign, and DVD Jeff Foxworthy: You Might Be a Redneck If…/ Check Your Neck) accounted for approximately 21% of our fiscal 2005 net revenues.  Our top ten fiscal 2005 new release exclusive titles accounted for approximately 29% of our fiscal 2005 net revenues.  Although catalogue sales of these titles continue to be relatively strong, sales for these titles nevertheless have decreased over time and will probably continue to do so until our rights expire, such as with our former perennial best-seller Eagles: Hell Freezes Over (worldwide net revenues from the sale of this Eagles title during fiscal 2005 were $2,982,000), for which our sell-off rights expired on June 30, 2005.  Net revenues from new release DVD titles, where a new release title is defined as released during fiscal 2005, accounted for approximately 65% of fiscal 2005 net DVD revenues and net revenues from catalogue DVD titles, where catalogue is defined as a title first released in a previous fiscal year, accounted for approximately 35% of fiscal 2005 net DVD revenues.  Revenues from new release and catalogue DVD titles accounted for approximately 58% and 42% of fiscal 2004 net DVD revenues, respectively.  If we cannot acquire titles of equal or greater strength and popularity, our future net revenues would be negatively impacted.

We have a high concentration of sales to relatively few customers.

Anderson Merchandisers (who supplies Wal-Mart), Best Buy and AEC One Stop Group together accounted for approximately 39% of our net revenues for the year ended March 31, 2005.  Additionally, our top five retail customers accounted for over 50% of our fiscal 2005 net revenues.  Any combination of these customers filing for bankruptcy or significantly reducing their purchases of our programming would have an adverse effect on our financial condition, results of operations and liquidity.  Our top 25 retail customers accounted for approximately 86% of our fiscal 2005 net revenues.  We are not an exclusive supplier to any of our retail customers, and there is no guarantee that we will continue recognizing significant revenue from sales to any particular customer.  If we are unable to maintain the sale of our titles at their current levels to any these five customers, and are unable to find other customers to replace these sales, there would be a negative impact on our revenues and future profitability.

We sometimes extend more favorable payment terms to our customers, which increases our credit risk.

From time to time we may offer customers extended credit terms and purchase discounts, as part of catalogue sales promotions to expand the size and breadth of purchases.  Extended payment terms increase the risk of larger outstanding accounts receivable, which may become uncollectible or less collectible in the event any of these customers file for bankruptcy.  Catalogue sales programs such as this also increase the risk that participating customers will order fewer catalogue titles during the extended dating period.

The risks inherent in our strategic alliances could have a material adverse affect on our business.

We have co-production deals in place with Dark Horse Entertainment and Graymark Entertainment, and we plan to continue our strategy of developing key alliances with other third party content producers.  We will rely on our co-producers to develop and produce films.  Particularly when produced by independent filmmakers, each film is a separate business venture with its own management, employees, equipment and budgetary requirements.  There are substantial risks associated with film production, including contract problems with, or disability of, directors, actors and other key artistic and technical personnel, weather and other delays, damage to sets, equipment or film, and the inability of production personnel to comply with budgetary or scheduling requirements.  Such problems could materially increase the cost of production, increase the amount of time between our expenditure of funds and receipt of revenues, or cause the project to be abandoned at any stage if further expenditures do not appear commercially feasible.  Accordingly, there is no assurance that we will be successful in our strategic alliances, and any failure of our present and future alliances to produce commercially viable content at an acceptable cost could have a material adverse effect on our business.  Additionally, there is no assurance that we will be able to find further desirable strategic alliances as we continue pursuing new co-production deals and similar relationships.

If our current DVD and CD genre concentrations become unpopular with our retail customers and end consumers, our business may be adversely affected.

During fiscal 2004, our DVD title genre concentration was heavily weighted toward music-related DVD programming.  We were successful in our fiscal 2005 efforts to diversify our exclusive content into multiple DVD genres and grow our revenues in the CD format.  Approximately 23%, 18% and 13% of our domestic net revenues generated in fiscal 2005 were derived from sales of exclusively produced/acquired comedy, television- and music-related DVD entertainment content, respectively, with the remaining 46% spread over multiple special interest genres.  This compares to an approximately 24% concentration in music-related DVD content in fiscal 2004 with the remainder spread among special interest genres.  During fiscal 2005 we were able to grow our audio business to over 10% of our total net revenues, compared to approximately 7% in fiscal 2004, further diversifying the source of our revenues.  We cannot assure you that we will be able to compete successfully to continually produce and/or acquire content in the same genres, however, or that we will achieve the same strength within the genres with which we were successful in fiscal 2005.  If we cannot compete successfully in the home entertainment market for higher-profile DVD and CD content, our business may be adversely affected.

We may need additional funding to continue acquiring desirable programming.

Availability of working capital is a substantial factor in our ability to produce and/or acquire new content.  Therefore, maximizing available working capital is critical to our business operations.  We may need to raise additional funds to acquire the rights to content or to create content we find desirable.  Should additional funds be raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders may be reduced.  If adequate funds are not available or unavailable on acceptable terms, we may find we are unable to fund expansion, continue offering products and services, take advantage of acquisition opportunities, develop or enhance services or products, and/or respond to competitive pressures in the industry.

Inventory obsolescence poses a risk to us.

We maintain a substantial investment in DVD and CD inventory, and if we overestimate the demand for a particular title, we may retain significant quantities of that title in our warehouse.  Retained inventory occupies valuable storage space and may become obsolete as our distribution term for the title expires.  Although we may sell such inventory at a steeply discounted price toward the end of the distribution term in order to recoup our manufacturing, storage and other costs, there is no guarantee that a market will exist for a given title, even at the steeply discounted price.  Additionally, our license and/or distribution agreements sometimes contain terms, such as minimum royalties per unit and music publishing fees, which effectively prevent us from steeply discounting the price on some titles.

We face risks associated with Deluxe’s performance under our manufacturing services agreement.

We source substantially all of our DVD replication from Deluxe.  Any failure of Deluxe to manufacture and deliver our product in a timely manner and with the same consistent quantity and quality that we and our customers have come to expect may adversely affect our revenues and profits.  Additionally, although we believe we have the ability to shift our product manufacturing from Deluxe to another facility should the need arise; we may be adversely affected by the period of time that we would need to direct manufacturing duties to another company.

We face risks in distributing our programming internationally.

We distribute our programming internationally and derive a decreasing percentage of our revenues from sales activity outside of North America.  As a result, our business may be subject to various risks inherent in international trade, many of which are beyond our control.  Risks faced in distributing our programming internationally include:  cancellation or renegotiation of contracts, changes in laws and policies affecting international trade (including taxes), credit risk, fluctuating foreign exchange rates and controls, civil strife, acts of war, guerilla activities, insurrection, terrorism, changing retailer and consumer tastes and preferences with regard to our programming, differing degrees of protection of our intellectual property, cultural barriers, and potential instability of foreign economies and governments.

The majority of international revenues are generated by three sublicensees.

Revenues generated from international distribution are primarily from the manufacturing, marketing and distribution efforts of Sony BMG, Warner Music Group and Digital Site.  Should any of Sony BMG, Warner or Digital Site default on their respective sublicense agreements with us or fail to successfully perform, an important part of our business strategy, financial condition, results of operations and cash flows would be negatively impacted.

We have direct and indirect foreign currency exchange risk.

Although our Sony BMG and Digital Site sublicense agreements are U.S. Dollar denominated, with these parties reporting to us and paying us in U.S. Dollars, the underlying Sony BMG sales transactions are in Euros and the underlying Digital Site sales transactions are in Yen.  On September 16, 2005, the U.S. dollar was equivalent to approximately 0.8187 Euro and 111.38 Japanese Yen. Should the Dollar strengthen compared to either the Euro or the Yen, our sublicensors’ reported royalties to us on a title-by-title basis and in the aggregate would decline (assuming consistent unit sales) and thus reduce our revenues recognized.

We have an accumulated deficit and may incur additional losses.

We were unprofitable in our first fiscal quarter ended June 30, 2005.  Our accumulated deficit at June 30, 2005, was approximately $11.1 million.  While we were profitable for fiscal 2005, we sustained net losses for the three preceding fiscal years ending March 31, 2004.  While we have made changes to our business that we hope will successfully lead to consistent profitability, due to the inherent unpredictability of high-profile content acquisition and competition for limited retail shelf space, we may incur losses again in the future.  In the event of an ownership change for tax purposes, the amount by which our net operating losses may be used to offset future taxable income may be subject to limitation.

If we cannot maintain relationships with our program suppliers and vendors, our business may be adversely affected.

We receive a significant amount of our revenue from the distribution of those DVDs for which we already have exclusive agreements with program suppliers.  We can give no assurances, however, that titles in production which have been financed by us will be timely delivered as agreed or of the expected quality.  Delays or inadequacies in delivery, including rights clearances, could negatively impact the performance of any given quarter or fiscal year.  We can give no assurance that such content will ultimately be purchased in internally forecasted quantities by our retail customers or ultimately desired by the end-consumer.  We also cannot be sure that we will be able to renew these exclusive rights as existing agreements with program suppliers expire.  We also cannot assure you that our current program suppliers will continue to support the DVD format in accordance with our exclusive agreements, that our current content suppliers will continue to license titles to us on the current terms or on terms favorable to us, or that we will be able to establish new beneficial supplier relationships to ensure acquisition of exclusive titles in a timely and efficient manner.

The full exploitation of our rights requires us to conduct business in areas where our expertise is limited.

In order to fully exploit some of the rights we have acquired, we are required to conduct business in sectors (e.g. Internet, rental, broadcast, video on demand, in-flight, satellite) where we are not as experienced as we are in the DVD and home video sectors.  Accordingly, when exploiting such sectors in which we are less experienced, we may realize a greater proportion of costs, or we may not realize as much of a proportion of revenue, as we would in the DVD and home video sectors.

If we do not effectively implement our sales and marketing efforts, our profitability may suffer.

We have increased our internal sales staff in order to enhance our sales efforts.  We cannot assure you that our sales team can successfully compete against the more extensive and well-funded sales operations of our current and future competitors, however.

If our key personnel leave us, our business may be adversely affected.

Our success greatly depends on the performance of our executive management, including the President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, as well as our five senior vice presidents responsible for the critical areas of content acquisition, legal, marketing & product development, operations, and sales.  The loss of the services of key persons of our executive and senior management could have an adverse material effect on our operating results and financial condition.

If we do not successfully optimize and operate our warehouse and distribution facility, our business could be harmed.

Domestic wholesale distribution of our exclusive programming is fulfilled from a single warehouse and distribution facility in Las Vegas, Nevada.  If we are unable to operate this facility for any reason, it could significantly limit our ability to meet customer demand.  Because it is difficult to predict sales increases or declines, we may not manage our facility in an optimal way, which may result in excess inventory, warehousing and distribution problems.  Our failure to handle inventory properly could result in unexpected costs, delays and harm to our business and reputation.

Occurrence of events for which we are not insured may adversely affect our business.

We maintain insurance to protect ourselves against various risks related to our operations.  This insurance is maintained in types and amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk.  However, we may elect to limit coverage or not to carry insurance for some risks because of the high premiums associated with insuring those risks or for various other reasons.  For example, we do not carry earthquake insurance in light of the high premiums.  Occurrence of events for which we are not insured may affect our cash flows and overall profitability.

Risks Relating to Our Industry

Our success depends on the unpredictable commercial success of our programming.

Operating in the entertainment industry involves a substantial degree of risk.  Each music performance, feature film or other programming title is an individual artistic work, and unpredictable audience reactions primarily determine commercial success.  The commercial success of a title also depends upon the quality and acceptance of other competing programs or titles released into the marketplace, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, all of which are subject to change and cannot be predicted with certainty.  Our success will depend in part on the popularity of our content which, in turn, depends on our ability to gauge and predict expected popularity.  Even if a film achieves success during its theatrical release, the popularity of a particular program and its ratings may diminish over time, which may have a material adverse affect on our business, results of operations or financial condition.  Timing and timeliness are also sometimes relevant to a program’s success, especially when the program concerns a recent event or historically relevant material (e.g. an anniversary of a historical event which focuses media attention on the event and accordingly spurs interest in related content).

Decreasing retail shelf space may limit sales of our programming.

We face increasing competition from major motion picture studios, music labels and other independent distribution companies for limited retail shelf space and retailer open to buy dollars.  Our exclusive content competes for a finite amount of shelf space against a growing supply of entertainment content.  We often must provide market development funds or cooperative advertising dollars in order to obtain in-store displays or shelf space.  Because the new DVD releases of major studios often have extremely high visibility and sales velocity in the millions of units, which typically require more shelf space to support, we may not be able to afford or obtain the product placement necessary to maximize sales, particularly among the limited number of major retailers that are our core customers, which could result in decreased revenues and gross margins.

If we do not effectively implement a transition to vendor managed inventory, our business may be adversely affected.

Larger retailers are starting to move toward a Vendor Managed Inventory (VMI) system whereby independent suppliers like us would be responsible for monitoring, stocking and fulfilling directly to individual retail stores and outlets.  We currently have one major customer who is requiring VMI in the near future, and other customers are likely to follow suit.  The first target date for VMI compliance for music DVD and CD was August 2005, and target dates for other categories of DVD are expected to be later in 2005 or 2006.  While we currently expect to have a VMI system in place to test in late 2005 or early 2006, with full implementation projected a few months thereafter, we may not be able to do so in a timely and effective manner.  Also, the corresponding expense to upgrade our existing Oracle system, add a VMI Oracle module, plus associated training and consulting costs, are presently unknown.  Failure to implement VMI in a timely manner could result in decreased opportunities for shelf space or decreased margins, and may require us to sell to VMI customers indirectly through third-parties who have already implemented VMI.  While we should be able to add other customers without significant additional costs or time once we implement VMI, there can be no assurance this will be the case, and VMI implementation may require additional freight charges as inventory is sent directly to retail stores and outlets in smaller packages with greater frequency.

We may not be able to keep pace with technological advances.

The entertainment industry in general, and the music and motion picture industries in particular, are continuing to undergo significant changes, primarily due to technological developments.  As an independent supplier, we believe we have a superior ability to adapt to changing formats and distribution methods, as we did when shifting our focus from laserdiscs to DVDs, and that our customer base will continue to purchase programming from us through new distribution methods.  However, because of the rapid growth of technology, shifting consumer tastes and the popularity and availability of other forms of entertainment, it is impossible to predict the overall effect these factors could have on potential revenue from, and profitability of, distributing entertainment programming.  It is also impossible to predict the overall effect these factors could have on our ability to compete effectively in a changing market.

Product returns pose a significant risk to us.

As with the major studios and other independent companies in this industry, we experience a relatively high level of product returns as a percentage of our revenues.  Although our past experience indicates that our allowances for sales returns are adequate to cover potential returns, there can be no assurance that these reserves will be adequate in the future, in the case of consolidation within the home video retail marketplace which, when it occurs, tends to result in inventory consolidation and increased returns.

Illegal piracy may reduce our revenues.

The music industry is facing a major challenge in the form of illegal piracy resulting from Internet downloading and/or CD recorders.  This piracy has negatively affected industry revenues and profits.  Although we currently derive only 10.2% of our revenues from audio CDs, we expect that our proportional revenues in this sector will increase.  Additionally, DVD recorders are gradually gaining greater market penetration.  According to In-Stat, the DVD recorder market, not including units connected to PCs, doubled in size in 2004 and is expected to grow 87% in 2005.  They expect worldwide DVD recorders to grow from 9.4 million in 2004 to 67.7 million in 2009.  As DVD recorders and high-speed Internet connections become more popular, and the storage capacity of personal computers increases, we may face greater piracy concerns with respect to our core DVD business.

Others’ failure to promote our programming may adversely affect our business.

Decisions regarding the timing of release and promotional support of programming which we license and distribute are important in determining the success of a particular music concert, feature film or related product.  We may not control the manner in which a particular artist, film or related product is marketed and promoted, and we may not be able to fully control our corresponding DVD or CD release.  Although artists, record companies, studios and producers have a financial interest in the success of any such concerts or films distributed by us, any marketing or promotional decision or restriction by such persons may negatively affect the success of our titles.  Additionally, the availability of retailer programs relating to product placement, co-op advertising and market development funds, and our ability and willingness to pay for such programs, are also important with respect to promoting our exclusive titles.

If DVD cannot compete successfully with other formats of home entertainment, our revenues may be negatively impacted.

The DVD format competes with other formats of in-home entertainment, such as network, syndicated, cable and pay-per-view television and home satellite systems.  The DVD format also competes with new and emerging technologies in the entertainment industry, such as entertainment programming on the Internet, video on demand, high-definition television, digital videotape and optical discs with greater storage capacity.  While we are actively seeking to exploit these alternate home entertainment formats and emerging content delivery technologies, they nevertheless could negatively impact the overall market for our DVD sales, especially if we are unable to continue to adapt and exploit the development and advancement of such technology.

DVD sales may not sustain the same level of growth.

We believe that consumer interest in the DVD format is due partly to interest in building the consumer’s personal DVD library of desired entertainment programming.  Although our exclusive titles have generally shown stable sales over extended periods, as consumers build their DVD libraries, or with the introduction of new home entertainment formats, DVD sales may decline and adversely affect our operations.

Decreasing retail prices for DVDs may negatively impact our revenues.

The home entertainment programming market in which we compete is rapidly evolving and intensely competitive.  Many of our competitors, including major studios, are increasingly offering programming, particularly DVD programming, at lower prices.  They may be able to produce or secure content on more favorable terms and may be able to adopt more aggressive pricing policies than we are able to do.  While we strive to improve our operating efficiencies and leverage our fixed costs so that we can afford to pass along these savings to our customers in the form of lower prices, the industry trend of lowering prices may, over time, lead to higher levels of competition and, therefore, lost sales, decreased profit margins or decreased overall revenues.

Conflicting high definition DVD formats may cause inefficiencies.

Currently, two major platforms are competing to become the dominant high-definition player, and recent talks to unify the platforms have been unsuccessful.  The HD-DVD and Blu-Ray Disc® platforms are purported to launch in 2006.  For many of our titles, we hold rights to both platforms, but simultaneously supporting both platforms will cause increased production costs and decreased efficiencies with respect to inventory management and sales.  Moreover, competing platforms may cause a delay in high-definition player market penetration, and mainstream acceptance of high-definition DVD in general, as consumers may decide to wait and see which platform prevails before purchasing a player.

Our film production efforts may not be financially successful.

Our co-produced films are more expensive to create than our DVD co-productions, and the time between our expenditure of funds and receipt of revenues is longer.  While much of our programming is sold to retailers on a sell-through basis, the financial success of our filmed programming will depend on our ability to generate higher sales to retailers who primarily rent programming such as Blockbuster, Movie Gallery, Hollywood Entertainment (now a wholly-owned subsidiary of Movie Gallery) and Netflix, as well as to mass merchants such as Wal-Mart, Costco and Target.  Our filmed programming may not ultimately be as desirable to our target customers as we would hope, which would lead to lower than expected sales, decreased profit margins or losses.

If we cannot continue to secure DVD license and distribution rights, our business may be materially adversely affected.

We cannot assure you that we will be able to continue to secure DVD and other license and distribution rights on terms acceptable to us.  Major motion picture studios have normally not granted, nor are they expected to grant, exclusive DVD licenses to us for new releases and popular catalogue titles.  Instead, the major motion picture studios will most likely continue to sell DVD titles directly to retailers.  We expect to continue to license exclusive DVD and other home entertainment format content, but we cannot assure you that we can remain competitive against licensing entities with greater financial resources or that independent program suppliers will not distribute their programming themselves.  In addition, our success will continue to be dependent upon our ability to identify and secure rights to exclusive content that appeal to consumers.

We may not possess satisfactory rights in our properties.

Although we require satisfactory chain of title information to our exclusively licensed content, the risk exists that some programs may have a defective chain of title.  The validity and ownership of rights to some titles can be uncertain and may be contested by third parties.

Our results of operations fluctuate based on seasonality and variability.

We have generally experienced higher sales of DVDs and CDs in the quarters ended December 31 and March 31 due to increased consumer spending associated with the year-end holidays.  Accordingly, our revenues and results of operations may vary significantly from period to period, and the results of any one period may not be indicative of the results of any future periods.  In addition to seasonality issues, other factors have contributed to variability in our DVD and CD net revenues on a quarterly basis.  These factors include:

•                                          the popularity of exclusive titles in release during the quarter;

•                                          late delivery or non-delivery of DVD or CD content or rights clearances by our content providers

•                                          our marketing and promotional activities;

•                                          our rights and distribution activities;

•                                          the availability of retailer shelf-space

•                                          the level of retailer open to buy dollars;

•                                          the extension, termination or non-renewal of existing license and distribution rights; and

•                                          general economic changes affecting the buying habits of our customers, particularly those changes affecting consumer demand for home entertainment-hardware, packaged media and digital content

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete in the home entertainment industry depends, in part, upon successful protection of our proprietary and intellectual property.  We protect our property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations.  Despite these precautions, existing copyright and trademark laws afford only limited practical protection in some jurisdictions.  In some jurisdictions of our distribution, there are no copyright and/or trademark protections available.  As a result, it may be possible for unauthorized third parties to copy and distribute our productions or portions or applications of our intended productions.

In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity.  Any such litigation could result in substantial costs and the resulting diversion of resources could have an adverse effect on our business, operating results or financial condition.  From time to time, we may also receive claims of infringement of other parties’ proprietary rights.  Regardless of the validity or the success of the claims, we could incur significant costs and diversion of resources in defending against such claims, which could have an adverse effect on our business, financial condition or results of operations.

Risks Relating to Our Stock

The sale of our common stock may significantly impact the market price of our common stock.

The effective registration and sale of shares pursuant to this prospectus may significantly affect the market price of our stock. The 10,000,000 shares provided for in this prospectus represent approximately 47% of our 21,251,916 currently outstanding shares of common stock.  Other future sales of substantial amounts of our common stock, including shares that we may issue upon exercise of outstanding options and warrants, could adversely affect the market price of our common stock. Further, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our stockholders will be reduced and the price of our common stock may fall.

Our stock price may be subject to substantial volatility, and you may lose all or a substantial part of your investment.

Our common stock is traded on The Nasdaq National Market.  There is a limited public float, and trading volume historically has been limited and sporadic.  Over the last year, the closing price of our common stock ranged between $2.72 and $6.69 per share on volume ranging from 700 shares to over 4.7 million shares per day.  As a result, the current price for our common stock is not necessarily a reliable indicator of our fair market value.  The price at which our common stock will trade may be highly volatile and may fluctuate as a result of a number of factors, including, without limitation, the number of shares available for sale in the market, quarterly variations in our operating results, and actual or anticipated announcements of new releases by us or competitors, the gain or loss of significant customers, changes in the estimates of our operating performance, market conditions in our industry and the economy as a whole.

An unsolicited offer by Lions Gate Entertainment Corp. may cause the price of our common stock to fluctuate significantly, and you may lose all or a substantial part of your investment.

On September 13, 2005, Lions Gate Entertainment Corp. (NYSE: LGF) filed a Schedule 13D with the SEC stating that it had acquired 4,033,996 shares, or approximately 18.98% of our common stock, in furtherance of its objective of pursuing a negotiated strategic transaction with us to acquire all of our outstanding common stock in exchange for shares of Lions Gate.  Its disclosure may encourage others to make similar or different proposals.  If such a transaction were to occur, owners of shares of our common stock would become owners of another company’s stock, and be subject to all of the risks and uncertainties of that company including those disclosed in any public filings with the SEC.  If our board of directors or its special committee determine the proposal is unfavorable, they may adopt defensive measures, including the issuance of preferred stock that may dilute the rights of common stockholders.  In addition, future purchases or sales of our stock by Lions Gate, or by third parties based on speculation, new reports, or future public filings relating to the proposal or our response, may cause the price of our common stock to fluctuate significantly.  Lions Gate may decide at any time to sell all or a significant portion of its shares of our stock, particularly if its proposal is rejected by our board, which could cause the price of our common stock to fall dramatically.

We may incur increased costs as a result of laws and regulations relating to corporate governance matters.

Laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the Securities and Exchange Commission and by NASDAQ, will result in increased costs to us as we evaluate the implications of any new rules and respond to their requirements.  If our public float exceeds $75 million at the end of our second fiscal quarter on September 30, 2005, we will become an accelerated filer and be subject to additional regulatory requirements, including Section 404 of Sarbanes-Oxley which would the require us to include in our annual report for the period ending March 31, 2006 a report by management on our internal control over financial reporting and an accompanying auditor’s report.  The additional costs and efforts to do so could be substantial.  If we remain a non-accelerated filer, we will not have to comply until March 31, 2007.  New rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.  We cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs to comply with any new rules and regulations.

Provisions in our certificate of incorporation, bylaws and Delaware law could discourage a change in control, and adversely affect existing stockholders.

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. Our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. Delaware law also imposes conditions on certain business combination transactions with “interested stockholders.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy.  These statements may be identified by the fact that they use words such as “will,” “expect,” “plan,” “believe,” and other words of similar meaning in connection with any discussion of future performance.  Such forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause action outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries.  For further details and a discussion of these and other risks and uncertainties, see “Risk Factors” above beginning on page 4.  Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the proceeds from the sale of the Shares for the repayment of our revolving credit facility with Wells Fargo Foothill, Inc., for working capital needs and other general corporate purposes, including the acquisition of additional content.  Pending such uses, we anticipate that we will invest the net proceeds in interest-bearing securities.  As of August 10, 2005, we had $11.6 million outstanding under our revolving credit facility with Foothill, and borrowing availability in excess of $7 million.  We had no borrowings outstanding under our $1.0 million capital expenditure term loan facility with Foothill.

PLAN OF DISTRIBUTION

We may offer and sell the Shares described in this prospectus:

•                 through agents;

•                 through one or more underwriters or dealers;

•                 through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent; but may position and resell a portion of the block as principal to facilitate the transaction;

•                 directly to one or more purchasers (through a specific bidding or auction process or otherwise); or

•                 through a combination of any of these methods of sale.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

•                 at a fixed price or prices, which may be changed;

•                 at market prices prevailing at the time of sale;

•                 at prices relating to the prevailing market prices; or

•                 at negotiated prices.

Offers to purchase the Shares may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the Shares will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the Shares so offered and sold.

If we offer and sell the Shares through an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the Shares. If underwriters are used in the sale of any of the Shares in connection with this prospectus, those Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. The Shares may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of the Shares, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that with respect to a sale of these Shares the underwriters will be obligated to purchase all such Shares if any are purchased.

We may grant to the underwriters options to purchase additional Shares to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If any underwriters are involved in the offer and sale, they will be permitted to engage in transactions that maintain or otherwise affect the price of the Shares. These transactions may include over-allotment transactions, purchases to cover short positions created by the underwriter in connection with the offering and the imposition of penalty bids. If an underwriter creates a short position in the securities in connection with the offering, i.e., if it sells more securities than set forth on the cover page of the applicable prospectus supplement, the underwriter may reduce that short position by purchasing the securities in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. As noted above, underwriters may also choose to impose penalty bids on other underwriters and/or selling group members.

Neither we nor any underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Shares. In addition, neither we nor any underwriter make any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

If we offer and sell the Shares through a dealer, we or an underwriter will sell the Shares to the dealer, as principal. The dealer may then resell the Shares to the public at varying prices to be determined by the dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act of 1933, of the Shares so offered and sold. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

We may solicit offers to purchase the Shares directly, and we may sell the Shares directly to institutional or other investors, who may be deemed an underwriter within the meaning of the Securities Act of 1933 with respect to any resales of those Shares. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

We may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to comply with the securities laws of some states, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

The legality of the common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, LLP.  As of the date of this prospectus, Greenberg Traurig owned no shares of our common stock or other securities.  Ira S. Epstein, a member of our board of directors who is Of Counsel to Greenberg Traurig, currently owns 14,720 shares of our common stock, and options to acquire an additional 65,000 shares of our common stock.

MATERIAL CHANGES

There have been no material changes since the filing of our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and our Quarterly Report for the quarter ended June 30, 2005, that have not been reported in a Current Report on Form 8-K.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are specifically incorporated by reference into this prospectus:

(1)                                  Our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the SEC on June 17, 2005;

(2)                                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the SEC on August 11, 2005;

(3)                                  Our Definitive Proxy Statement on DEF 14A for our 2005 Annual Meeting of Stockholders held on September 9, 2005, filed with the SEC on July 27, 2005;

(4)                                  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above;

(5)                                  The description of our capital stock contained under the heading “Capital Stock” on page 13 of our Definitive Proxy Statement on DEF 14A for our 2005 Annual Meeting of Stockholders held on September 9, 2005, filed with the SEC on July 27, 2005; and

(6)                                  All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.  We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:

Investor Relations

Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, California 91311
(818) 407-9100

WHERE YOU CAN FIND MORE INFORMATION

We electronically file reports, proxy and information statements and other information with the Securities and Exchange Commission.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of that site is http://www.sec.gov.  Our Internet address is http://www.image-entertainment.com.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Cautionary Statement Concerning Forward-Looking Information
Use of Proceeds
Plan of Distribution
Legal Matters
Material Changes
Incorporation of Certain Information by Reference
Where You Can Find More Information

10,000,000 Shares

Common Stock

PROSPECTUS

Image Entertainment, Inc.

                  , 2005

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by the registrant in connection with the sale of the common stock being registered. Any broker-dealer discounts and commissions will be payable by the Selling Shareholders.  Except for the SEC registration fee, all the amounts shown are estimates.

SEC Registration Fee	$5,000
Legal fees and expenses	50,000
Accounting fees and expenses	35,000
Printing and other expenses	10,000
Total	$100,000

Item 15. Indemnification of Officers and Directors

Under Section 145 of the General Corporation Law of the State of Delaware, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Certificate of Incorporation and the Bylaws of the Registrant provide that the Registrant will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each person who is or was a director, officer, employee or agent of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Item 16. Exhibits

Exhibit No.	Description

4.1	Specimen of Common Stock Certificate
5.1	Opinion of Greenberg Traurig, LLP
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto)
23.2	Consent of BDO Seidman LLP, Independent Registered Public Accounting Firm
23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in signature page hereof)

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)                                  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatsworth, State of California, on the 23rd day of September 2005.

IMAGE ENTERTAINMENT, INC.

By:	/S/ MARTIN W. GREENWALD
Martin W. Greenwald, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin W. Greenwald and Jeff M. Framer, or any one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ MARTIN W. GREENWALD	Chairman of the Board of Directors,	September 23, 2005
Martin W. Greenwald	President and Chief Executive Officer (Principal Executive Officer)

/s/ JEFF M. FRAMER	Chief Financial Officer (Principal Financial	September 23, 2005
Jeff M. Framer	and Accounting Officer)

/s/ DAVID CORIAT	Director	September 23, 2005
David Coriat

/s/ IRA S. EPSTEIN	Director	September 23, 2005
Ira S. Epstein

/s/ GARY HABER	Director	September 23, 2005
Gary Haber

/s/ M. TREVENEN HUXLEY	Director	September 23, 2005
M. Trevenen Huxley

/s/ ROBERT J. McCLOSKEY	Director	September 23, 2005
Robert J. McCloskey